News Release

Company Contacts:
David Park	Sonia Segovia,
VP of Marketing	Investor Relations
Tel: (408) 533-8530	Tel: (408) 938-6491
Email: david.park@pdf.com	Email: sonia.segovia@pdf.com

Ye Jane Li Joins PDF Solutions Board of Directors

SANTA CLARA, Calif.—November 4, 2021—PDF Solutions, Inc. (NASDAQ: PDFS), a leading provider of comprehensive data solutions for the semiconductor ecosystem, today announced that Ye Jane Li has joined the Company’s Board of Directors as an independent director effective November 3, 2021.

“We are delighted to welcome Ms. Li as a new independent director for PDF Solutions,” said Joe Bronson, Lead Independent Director of the Board of Directors of PDF Solutions. He continued, “Given her international experience with global companies headquartered in the United States, Japan, and China, and successful track record in general management, strategy development, M&A, and marketing and sales leadership, I am confident that PDF Solutions will greatly benefit from her meaningful insight.”

“It is a pleasure to join a company that is a leading innovator of big data analytics and machine learning for semiconductor design, manufacturing and testing operations,” said Ms. Li about joining the Board. “PDF Solutions is in a great position to address some key bottlenecks for the industry with its cloud and AI platform and it’s a great honor for me join the PDF board and be part of future growth of the company.”

Ms. Li has over 20 years of experience in the high-tech industry, with expertise in growing numerous businesses and managing large P&Ls across Fortune 500 companies. Ms. Li currently serves as a Strategic Advisor for Diversis Capital, where she provides strategic guidance and advisory on M&As and turnarounds of mid-market technology companies especially in SaaS, Cloud and IoT.  She also serves on the boards of directors at several public and private companies, including CTS Corporation (NYSE: CTS), Semtech Corporation (Nasdaq: SMTC), Knowles Corporation (NYSE: KN), and ServicePower. Before joining Diversis Capital, Ms. Li was a COO of Huawei Enterprise USA Inc., and was the General Manager for Huawei Symantec USA, Inc. and Fujitsu Compound Semiconductor Inc. Prior to that, she served in multiple executive positions at Corning Inc, NeoPhotonics, and Novalux.

Ms. Li holds a Bachelor's Degree and a Master of Science in telecommunications and electronics engineering from Zhejiang University and a Master of Arts in communications and marketing from Ohio University.

ABOUT PDF SOLUTIONS

PDF Solutions (NASDAQ: PDFS) provides comprehensive data solutions designed to empower organizations across the semiconductor ecosystem to improve the yield and quality of their products and operational efficiency for increased profitability. The Company’s products and services are used by Fortune 500 companies across the semiconductor ecosystem to achieve smart manufacturing goals by connecting and controlling equipment, collecting data generated during manufacturing and test operations, and performing advanced analytics and machine learning to enable profitable, high-volume manufacturing.

Founded in 1991, PDF Solutions is headquartered in Santa Clara, California, with operations across North America, Europe, and Asia. The Company (directly or through one or more subsidiaries) is an active member of SEMI, INEMI, TPCA, IPC, the OPC Foundation, and DMDII. For the latest news and information about PDF Solutions or to find office locations, visit https://www.pdf.com/.

PDF Solutions and the PDF Solutions logo are trademarks or registered trademarks of PDF Solutions, Inc. or its subsidiaries.